As filed with the Securities and Exchange Commission on August 21 , 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	81-1567056
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2401 4th Avenue, Suite 1050

Seattle, Washington, 98121

(206) 838-0500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey G. Lamothe

President and Chief Executive Officer

Aptevo Therapeutics Inc.

2401 4th Avenue, Suite 1050

Seattle, Washington, 98121

(206) 838-0500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Sean M. Donahue Paul Hastings LLP 2050 M Street, NW Washington, DC 20036 (202) 551-1704	SoYoung Kwon Senior Vice President and General Counsel Aptevo Therapeutics Inc. 2401 4th Avenue, Suite 1050 Seattle, Washington, 98121 (206) 838-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section

8(a) of the Securities Act, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 21, 2026

PRELIMINARY PROSPECTUS

Up to 6,444,858 Shares of Common Stock Issuable Upon the Exercise of Pre-Funded Warrants, Common Warrants and Inducement Warrants

This prospectus relates to the resale from time to time by certain selling stockholders named herein (the “Selling Stockholders”) of up to 6,444,858 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Aptevo Therapeutics Inc. (the “Company,” “us” or “we”), issuable upon exercise of (i) pre-funded common stock purchase warrants to purchase up to 861,708 shares of Common Stock (the “Pre-Funded Warrants,” and the shares of Common Stock issuable upon exercise thereof, the “Pre-Funded Warrant Shares”), (ii) common stock purchase warrants to purchase up to 4,308,540 shares of Common Stock (the “Common Warrants,” and the shares of Common Stock issuable upon exercise thereof, the “Common Warrant Shares”) and (iii) common stock purchase warrants issued to certain holders of the Company’s existing warrants to purchase up to 1,274,610 shares of Common Stock (the “Inducement Warrants,” and the shares of Common Stock issuable upon exercise thereof, the “Inducement Warrant Shares” and together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”). The Pre-Funded Warrants, Common Warrants and Inducement Warrants are collectively referred to herein as the “Warrants.” The Pre-Funded Warrants and Common Warrants were issued in a private placement pursuant to the Securities Purchase Agreement, dated August 12, 2026 (the “Purchase Agreement”), and the Inducement Warrants were issued pursuant to Warrant Inducement and Reload Letters, dated August 12, 2026 (the “Inducement Letters”). The Pre-Funded Warrant Shares, Common Warrant Shares and Inducement Warrant Shares are collectively referred to herein as the “Resale Shares.”

The Selling Stockholders may resell or dispose of the Resale Shares to or through underwriters, broker-dealers, agents or through any other means described in the section of this prospectus entitled “Plan of Distribution.” The Selling Stockholders will bear the costs of commissions and discounts, if any, attributable to the sale or disposition of the Resale Shares. We will bear all costs, expenses and fees in connection with the registration of the Resale Shares. We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “APVO.” On August 20, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.76 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 11 of this prospectus and under similar headings in the applicable prospectus supplement, any free writing prospectuses we have authorized for use in connection with a specific offering and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2026.

Incorporation of certain information by reference	17

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise dispose the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus.

If information in this prospectus is inconsistent with any document incorporated by reference that was filed with the SEC before the date of this prospectus, you should rely on this prospectus. This prospectus and the documents incorporated by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus (as supplemented and amended), along with the information contained in any free writing prospectuses. We have not authorized anyone to provide you with different information. We take no responsibility for and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus (and in any supplement or amendment to this prospectus) or any related free writing prospectus, and the documents incorporated by reference herein and therein, are accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the Common Stock being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Aptevo,” “the Company,” “we,” “us,” “our” and similar references refer to Aptevo Therapeutics Inc., a corporation organized under the laws of the State of Delaware, and its subsidiaries on a consolidated basis.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. We urge you to consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Common Stock.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and any free writing prospectus, including the documents we incorporate by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates and any future product candidates, our intellectual property position, the degree of clinical utility of our product candidates, particularly in specific patient populations, our ability to develop and commercialize any product candidates, expectations regarding clinical trial data, statements regarding potential milestone payments, potential partnerships and collaborations, the advancement of our clinical and preclinical trials, our goals and milestones, our expectations regarding the size of the patient populations for our product candidates if approved for commercial use, our expectations regarding the effectiveness of our ADAPTIR and ADAPTIR-FLEX platforms, our ability to utilize any net operating losses, our results of operations, cash needs, spending of the proceeds from the offering described in this prospectus, our expectation regarding our ability to maintain compliance with the Nasdaq listing standards, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “might,” “approximately,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward looking.

These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or results of operations to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our views with respect to future events as of the time they were made and are based on assumptions and subject to risks and uncertainties. You should read the matters described in “Risk Factors” in this prospectus, in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q which are incorporated by reference into this prospectus and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference into this prospectus. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

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our ability to raise additional capital when needed or on acceptable terms;
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future profitability given our historical losses;
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our ability to maintain compliance with Nasdaq’s continued listing requirements;
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our ability to attract, motivate and retain key personnel;
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the timing of, and the costs involved in, completing our clinical trials, and obtaining regulatory approvals for our product candidates;
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our ability to obtain regulatory clearance to commence clinical trials for product candidates;
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our ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;
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the effects of macroeconomic conditions, including rising and fluctuating inflation and supply chain constraints as well as political events such as the U.S. federal government shutdown, evolving healthcare policies, ongoing conflicts in Europe and the Middle East and military actions;
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our ability to successfully develop our ADAPTIR or ADAPTIR-FLEX platforms;
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our radiopharmaceutical programs rely on radioisotope supply and complex manufacturing, which could delay development or commercialization;
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the results of our current and planned preclinical studies and clinical trials;

ii

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the scope, progress, results, and costs of researching and developing our product candidates, and of conducting preclinical and clinical trials, including whether clinical trial results will be consistent with the past data;
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our reliance on third parties to effectively conduct our clinical and non-clinical trials, and to effectively carry out their contractual duties, comply with regulatory requirements or meet expected deadlines;
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the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;
•
the cost of commercialization activities if any of our product candidates are approved for sale, including marketing, sales, and distribution costs;
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the timing, receipt and amount of any milestone payments from Medexus with respect to IXINITY;
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our ability to continue as a going concern; and
•
other risks and uncertainties, including those listed in the "Risk Factors" section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to the terms “APVO,” “the Company,” “we,” “us” and “our” refer to Aptevo Therapeutics Inc., together with its subsidiaries, unless the context otherwise requires. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

Business Overview

We are a clinical-stage, research and development biotechnology company focused on developing novel immunotherapy candidates for the treatment of different forms of cancer. We have developed two versatile and enabling platform technologies for rational design of precision immune modulatory drugs and have two clinical candidates and six preclinical candidates currently in development. Clinical candidate mipletamig is a CD123xCD3 T cell engager currently being clinically evaluated in the RAINIER trial, part one of a Phase 1b/2 program initiated in August 2024 for the treatment of frontline acute myelogenous leukemia (AML) in combination with standard of care venetoclax + azacitidine. Clinical candidate ALG.APV-527 targets 4-1BB (co-stimulatory receptor) and 5T4 (tumor antigen). The compound is designed to reactivate antigen-primed T cells to specifically kill tumor cells and is currently being evaluated for the treatment of multiple solid tumor types.

Along with our clinical candidates, the preclinical candidates, APVO603 and APVO711, were also developed using our ADAPTIR® protein technology platform. Our preclinical candidates APVO442, APVO455, APVO451 and APVO452 were developed using our ADAPTIR-FLEX® protein technology platform. We wholly own both platforms which enable us to efficiently design and create new molecules, supporting our pipeline growth. Based on the safety and tolerability results from mipletamig, which utilizes a unique CRIS-7 binding domain, the Company has built out its CD3 engaging portfolio to five molecules with a low cytokine release profile.

Our ADAPTIR and ADAPTIR-FLEX platforms are designed to generate monospecific and multi-specific antibody candidates capable of enhancing the human immune system against cancer cells. Both are modular platforms, which give us the flexibility to potentially generate immunotherapeutic candidates with a variety of mechanisms of action. This flexibility in design allows us to generate novel therapeutic candidates that may provide effective strategies against difficult to treat, as well as advanced forms of cancer. We have successfully designed and constructed numerous clinical-stage product candidates based on our ADAPTIR platform, which is designed to generate monospecific and bispecific immunotherapeutic proteins that specifically bind to one or more targets. This allows for the development of therapeutic molecules which may have structural and functional advantages over monoclonal antibodies. We have also developed a preclinical candidate based on the ADAPTIR-FLEX platform which is advancing in our pipeline. The structural differences of ADAPTIR and ADAPTIR FLEX molecules over monoclonal antibodies allow for the development of immunotherapies that are designed to engage immune effector cells and disease targets to produce signaling responses that modulate the immune system to kill tumor cells. We believe we are skilled at candidate generation, validation, and subsequent preclinical and clinical development.

Our Strategy

We seek to grow our business by, among other things:

Advancing our lead clinical blood cancer candidate, mipletamig, through clinical development to evaluate its therapeutic potential alone and in combination with other therapies. Based on the positive results from our Phase 1 dose escalation and dose expansion studies, we are conducting a dose optimization Phase 1b/2 trial, RAINIER, in frontline AML patients who are receiving a combination of mipletamig and the standard of care (venetoclax + azacitidine) for patients who are unfit for intensive chemotherapy to assess safety and efficacy of mipletamig and to determine a recommended Phase 2 dose (RP2D). Positive initial results from the frontline RAINIER trial show continued favorable efficacy and safety outcomes better than those observed in the completed dose expansion phase of the trial. These results have shown a strong remission rate across all cohorts. Limited cytokine release syndrome has been observed in frontline patients to date.

Advancing our lead solid tumor candidate, ALG.APV-527, developed in partnership with Alligator Bioscience AB (Alligator), in the clinic. Aptevo and Alligator continue to investigate ALG.APV-527 for the treatment of multiple solid tumor types with 5T4-tumor expressing antigens. The dose escalation trial, which included nineteen patients across five cohorts showed that 58% of patients achieved a best response of stable disease. Positive safety (no liver toxicity, a common and potentially serious side effect associated with similar treatments), tolerability, and clinical activity. ALG.APV-527 targets the 4-1BB co-stimulatory receptor (on T lymphocytes and NK cells) and 5T4 (solid tumor antigen) and is designed to promote anti-tumor immunity. Aptevo believes this compound has the potential to be clinically important because 4-1BB can stimulate tumor-specific T cells and NK cells involved in tumor control, making 4-1BB a particularly compelling target for cancer immunotherapy.

Advance our multi-specific antibody pipeline across both clinical and preclinical programs, with particular emphasis on our CD3-based portfolio, where emerging clinical experience supports the potential for a differentiated safety profile. This foundation, demonstrated by mipletamig, informs the continued development of additional CD3-containing candidates built on our unique and proprietary use and application of CRIS-7–derived binding domain utilizing our ADAPTIR and ADAPTIR-FLEX platforms. We are progressing a broad set of programs directed at well-validated tumor antigens and immune pathways, including PSMA, Nectin-4, CD40, PD-L1, 4-1BB, and OX40, as we advance assets through preclinical and IND-enabling activities.

Development of novel bispecific and multi-specific proteins for the treatment of cancer using our ADAPTIR and ADAPTIR-FLEX platforms. We have expertise in molecular and cellular biology, immunology, oncology, pharmacology, translational sciences, antibody engineering and the development of protein therapeutics. This includes target validation, preclinical proof-of-concept, cell line development, protein purification, bioassay and process development and analytical characterization. We focus on product development using our ADAPTIR and ADAPTIR-FLEX platforms. We plan to generate additional monospecific, bispecific, and multi-specific protein immunotherapies for development, potentially with other collaborative partners, to exploit the potential of the ADAPTIR and ADAPTIR-FLEX platforms. Our platforms can also support combination therapy in emerging modalities, including antibody-drug conjugates (ADC), radiopharmaceuticals, and potentially other modalities. We will select novel candidates that have the potential to demonstrate proof of concept early in development. We expect to continue to expand the ADAPTIR and ADAPTIR-FLEX product pipelines to address areas of unmet medical need. Bispecific therapeutics are increasingly recognized as potent anti-cancer agents. Information from FDA.gov shows that 15 bispecifics have been approved to date. Of these, 11 were approved as cancer treatments. Additionally, more than 100 bispecific drug candidates are currently in clinical development in the US. We believe our candidates in development and our future molecules derived from our ADAPTIR and ADAPTIR-FLEX platforms will be highly competitive in the market as they are rationally designed for safety and tolerability as well as efficacy.

Establishing collaborative partnerships to broaden our pipeline and provide funding for research and development. We intend to pursue collaborations with other biotechnology and pharmaceutical companies, academia, and non-governmental organizations to advance our product portfolio.

Expanding into targeted radioligand therapies through a strategic collaboration that combines proprietary antibody engineering with secure radioisotope supply. We focused on expanding into radioligand oncology through a strategic collaboration with Niowave, Inc. (“Niowave”), leveraging our multispecific antibody platform with Niowave’s radioisotope capabilities to develop targeted therapies. Our strategy centers on advancing initial Nectin‑4–directed programs and establishing a differentiated position in a rapidly growing market while creating additional long‑term value drivers through radiopharmaceutical development.

Product Candidates and Platform Technology

Product Portfolio

Our current product candidate pipeline is summarized in the table below:

Platform Technologies

Two Wholly-Owned Proprietary Platforms: ADAPTIR™ & ADAPTIR-FLEX™

ADAPTIR™

- **Drug Targeting:** Binds up to two targets
- **Proprietary Engineering:**
  - Single gene assembles into a homodimer-based Ab backbone and contains IgG1-Fc
  - ScFv positioning and binding attributes for optimal biological activity
  - Fc mutations may be utilized to eliminate binding to FcγR or to enhance effector function
- **Half-Life:** Demonstrated Ab-like half-life in patients and mice
- **Manufacturing:** Ab-like manufacturing process

Pipeline Candidates:

Mipletamig (CD123 x CD3), **ALG.APV-527** (4-1BB x 5T4), **APVO603** (41BB x OX40), **APVO711** (PD-L1 x CD40)

ADAPTIR-FLEX™

- **Drug Targeting:** Binds multiple targets
- **Proprietary Engineering:**
  - Two genes assemble into a heterodimer with a knob-in-hole Ab backbone and contains IgG1-Fc
  - ScFv positioning and binding attributes for optimal biological activity
  - Fc mutations may be utilized to eliminate binding to FcγR or to enhance effector function
- **Half-Life:** Demonstrated Ab-like half-life in mice
- **Manufacturing:** Ab-like manufacturing process

Pipeline Candidates:

APVO442 (PSMA x CD3), **APVO455** (Nectin-4 x CD3), **APVO451** (Nectin-4 x CD40 x CD3), **APVO452** (PSMA x CD40 x CD3)

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. To the extent we qualify as a smaller reporting company, we may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including, among other things, providing only two years of audited financial statements and we are also permitted to elect to incorporate by reference information filed after the effective date of the S-1 registration statement of which this prospectus forms a part. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

On August 6, 2015, Emergent BioSolutions Inc. (“Emergent”), announced a plan to separate into two independent publicly traded companies. To accomplish this separation, Emergent created Aptevo Therapeutics Inc. (“Aptevo”), to be the parent company for the development-based biotechnology business focused on novel oncology and hematology therapeutics. Aptevo was incorporated in Delaware in February 2016 as a wholly owned subsidiary of Emergent. To effect the separation, Emergent made a pro rata distribution of Aptevo’s common stock to Emergent’s stockholders on August 1, 2016.

Our common stock currently trades on the Nasdaq under the symbol “APVO.” Our primary executive offices are located at 2401 4th Avenue, Suite 1050, Seattle, Washington and our telephone number is (206) 838-0500. Our website address is www.aptevotherapeutics.com. The information contained in, or that can be accessed through, our website is not a part of or incorporated by reference in this prospectus, and you should not consider it part of this prospectus or of any prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” and under similar headings in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholders:	Up to 6,444,858 shares, consisting of up to 861,708 Pre-Funded Warrant Shares, up to 4,308,540 Common Warrant Shares and up to 1,274,610 Inducement Warrant Shares
Common Stock outstanding prior to this offering:	1,810,215 shares (including 254,922 shares issued upon exercise of the Existing Warrants (as defined below))
Common Stock to be outstanding immediately after this offering:	1,810,215 shares (excluding the 6,444,858 Resale Shares)
Terms of the offering:	The Selling Stockholders will determine when and how they will dispose of any shares of Common Stock registered under this prospectus for resale.
Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares.
Risk Factors:

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol:	“APVO”

The above discussion is based on 1,810,215 shares of our common stock outstanding as of August 21, 2026, assumes no exercise of the Pre-Funded Warrants and excludes, as of that date, the following:

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7,360 shares of common stock reserved for future grants of equity-based awards under our equity incentive plans;
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1 shares of common stock issuable upon the exercise of Series A common warrants at an exercise price of $363,369.60 per share;
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2 aggregate shares of common stock issuable upon the exercise of Series A-1 and Series A-2 common warrants at an exercise price of $136,555.20 per share;
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56 shares of common stock issuable upon the exercise of common warrants at an exercise price of $3,096.00 per share;
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11 shares of common stock issuable upon the exercise of common warrants at an exercise price of $17,982.00 per share;
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7,700 shares of common stock issuable upon the exercise of common warrants at an exercise price of $428.40 per share;
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414,276 shares of common stock issuable upon the exercise of common warrants at an exercise price of $11.70 per share;
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53,201 shares of common stock issuable upon the exercise of common warrants at an exercise price of $8.00 per share; and
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5,583,150 shares of common stock issuable upon the exercise of common warrants at an exercise price of $4.03 per share.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 500,000,000 shares of Common Stock, $0.001 par value per share, and 15,000,000 shares of preferred stock, $0.001 par value per share. Our Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq under the trading symbol “APVO.” As of August 21, 2026, 1,810,215 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock. The summary is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Common Stock

Voting Rights.

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences.

Each share of Common Stock includes an associated right pursuant to and as set forth in the Rights Agreement that we entered into with Broadridge Corporate Issuer Solutions, Inc. on November 8, 2020 (as amended from time to time, the “Rights Agreement”). Each right initially represents the right to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share. This right is not exercisable until the occurrence of certain events specified in such Rights Agreement. The value attributable to these rights, if any, is reflected in the value of our Common Stock. The Rights Agreement and the rights granted thereunder will expire upon the earliest to occur of (i) the date on which all of such rights are redeemed, (ii) the date on which such rights are exchanged, and (iii) the close of business on October 29, 2026.

Fully Paid and Nonassessable.

All of our outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to designate up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

The Delaware General Corporation Law (“DGCL”) provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Outstanding Options, Restricted Stock Units, and Warrants

Unless otherwise indicated, the number of shares of Common Stock to be outstanding after this offering is based on 1,810,215 shares of Common Stock outstanding as of August 21, 2026. The number of shares of Common Stock outstanding after this offering excludes:

•
7,360 shares of common stock reserved for future grants of equity-based awards under our equity incentive plans;
•
1 shares of common stock issuable upon the exercise of Series A common warrants at an exercise price of $363,369.60 per share;
•
2 aggregate shares of common stock issuable upon the exercise of Series A-1 and Series A-2 common warrants at an exercise price of $136,555.20 per share;
•
56 shares of common stock issuable upon the exercise of common warrants at an exercise price of $3,096.00 per share;
•
11 shares of common stock issuable upon the exercise of common warrants at an exercise price of $17,982.00 per share;
•
7,700 shares of common stock issuable upon the exercise of common warrants at an exercise price of $428.40 per share;
•
414,276 shares of common stock issuable upon the exercise of common warrants at an exercise price of $11.70 per share;
•
53,201 shares of common stock issuable upon the exercise of common warrants at an exercise price of $8.00 per share; and
•
5,583,150 shares of common stock issuable upon the exercise of common warrants at an exercise price of $4.03 per share.

2023 and 2024 Common Warrants

As of August 21, 2026, there were 3 outstanding warrants issued in 2023 with exercise prices ranging from $136,555.20 to $363,369.60 per share and 1,345 outstanding warrants issued in 2024 with exercise prices ranging from $428.40 to $17,892 per share.

2025 Equity Offerings and Common Warrants

On April 4, 2025, we completed a registered direct offering and a concurrent private placement (the “April 4, 2025 Offering”), in which we issued 4,901 shares of common stock and accompanying common warrants to purchase up to an aggregate of 9,803 shares of common stock at an exercise price of $428.40 per share for a combined offering price of $428.40 per share and accompanying common warrants. The common warrants became immediately exercisable following the date of stockholder approval on May 14, 2025 and will expire in May 2030. We received $2.1 million in gross proceeds less total issuance costs of $0.2 million. In connection with the April 4, 2025 Offering, we also agreed to amend certain existing warrants that were previously issued on December 12, 2024 to purchase up to 4,575 shares of common stock and had an exercise price of $3,430.80 per share, and reduced the exercise price of these warrants to $428.40 per share. The Company recognized the $0.6 million modification date incremental value of the modified warrants as compared to the original warrants as a non-cash issuance cost of the April 4, 2025 Offering. Given the common warrants were equity classified, the modified fair value of existing common warrants to purchase common stock has been accounted for in additional paid-in capital as an equity cost because the modification was done in order to raise equity in conjunction with the April 4, 2025 Offering. As of August 21, 2026, we have 6,422 common warrants outstanding in connection with the April 4, 2025 Offering.

On April 22, 2025, we completed a registered direct offering (the April 22, 2025 Offering and together with the April 4, 2025 Offering, the “April 2025 Offerings”), in which we issued 6,455 shares of common stock at a purchase price of $310.32 per share. We received $2.0 million in gross proceeds less total issuance costs of $0.2 million. We did not issue any common warrants in connection with the April 22, 2025 Offering.

On June 20, 2025, we completed an offering priced at-the-market (the “June 2025 Offering”) with certain institutional investors, in which we received gross proceeds $8.0 million, which included 136,944 shares of common stock (or pre-funded warrants in lieu thereof, all of which have been exercised as of June 30, 2025) and accompanying common warrants to purchase up to 684,722 shares of common stock at an exercise price of $58.50 per share for a combined purchase price of $58.50 per share and accompanying common warrants. The common warrants became immediately exercisable following the date of stockholder approval on July 24, 2025 and will expire in July 2030. We received $8.0 million in gross proceeds less total issuance costs of $0.7 million. 22,223 shares were exercised in 2025 at an average price of $25.10 per share. As of August 21, 2026, there were 420,698 common warrants outstanding in connection with our 2025 Offerings with exercise prices ranging from $11.70 to $428.40 per share.

Additionally, the common warrants issued in our June 2025 Offering include a down-round feature. On January 23, 2026, in connection with the sales of common warrants and common stock, the exercise price of the common warrants issued in connection with the June 2025 Offering was lowered to $11.70 per share representing the floor price of those warrants.

2026 Niowave Common Warrants

On May 25, 2026, pursuant to the Stock Purchase Agreement with Niowave, Inc. (“Niowave”), the Company issued 98,522 shares of common stock and 53,201 accompanying warrants to purchase 53,201 shares of common stock in a private placement at a combined purchase price of $5.075 per share for aggregate gross proceeds of $500,000. Each warrant is immediately exercisable, with an exercise price of $8.00 per share of common stock. Niowave also received the right, but not the obligation, to purchase up to 97,373 additional shares of common stock in the future at prevailing market prices, subject to specified conditions and a 19.99% beneficial ownership limitation. The additional share purchase right is exercisable until the earlier of the third anniversary of the Collaboration Agreement entered into with Niowave or FDA approval of an investigational new drug application for a combination product. The warrants are exercisable from the date of issuance through May 25, 2031 and may be exercised on a cash or cashless basis in certain circumstances, and include a 9.99% beneficial ownership limitation.

The related Investor Rights Agreement entered into with Niowave includes customary lock-up, standstill, market stand-off, transfer restriction and registration rights provisions, including restrictions on transfers of the initial shares, certain acquisition or control activities, and ownership above 19.99% of the Company’s outstanding common stock.

2026 Pre-Funded Warrants, Common Warrants and Inducement Warrants

On August 12, 2026, we entered into the Inducement Letters with certain holders of the Company’s common stock purchase warrants, issued on June 20, 2025 (the “June 2025 Warrants”), on April 3, 2025 (the “April 2025 Warrants”) and on December 12, 2024 (the “December 2024 Warrants” and together with the June 2025 Warrants and the April 2025 Warrants, the “Existing Warrants”), pursuant to which the holders agreed to exercise in full for cash the Existing Warrants to purchase up to an aggregate of 254,922 shares of Common Stock, at a reduced exercise price of $4.03 per share. In consideration of the holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Letters, the Company issued the Inducement Warrants, in a private placement, to purchase up to an aggregate of 1,274,610 shares of Common Stock, at an exercise price of $4.03 per share. The Inducement Warrants will be exercisable on or after the date on which the Company obtains the required stockholder approval (“Stockholder Approval”) and will expire on the five-year anniversary of the date of the Stockholder Approval.

In addition, on August 12, 2026, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain holders of the Existing Warrants, pursuant to which the Company issued to the holders, in a private placement, 861,708 unregistered Pre-Funded Warrants to purchase up to 861,708 shares of Common Stock, together with Common Warrants to purchase up to 4,308,540 shares of Common Stock at an exercise price of $4.03 per share. The Pre-Funded Warrants are immediately exercisable and will expire upon exercise in full, and the Common Warrants will be exercisable on or after the date on which the Company obtains the required Stockholder Approval and will expire on the five-year anniversary of the date of the Stockholder Approval. We received approximately $4.5 million in gross proceeds from the inducement and concurrent private placement described herein.

We may not affect the exercise of the Warrants, and the applicable holder will not be entitled to exercise any portion of any such warrants, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, as applicable.

Registration Rights of Holders of the Warrants

In connection with the issuance of the Warrants, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the holders of the Warrants, dated August 12, 2026. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form S-1 (or on Form S-3, if the Company is then S-3 eligible) to register the resale of the Warrant Shares (the “Resale Registration Statement”) as soon as reasonably practicable (and in any event by August 22, 2026), and to use commercially reasonable efforts to cause such Resale Registration Statement to become effective by September 26, 2026 (or by October 26, 2026 in case of “full review” of such registration statement by the SEC) and to keep the Resale Registration Statement effective at all times until no holder owns any Warrants or Warrant Shares.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation, Our Bylaws, the DGCL and our Rights Plan

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•
any merger or consolidation involving the corporation and the interested stockholder;
•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board; Removal of Directors. Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. Our certificate of incorporation and our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 75% of our outstanding Common Stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our amended and restated bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations, Proposals and Amendments. Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. Our certificate of incorporation and bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 75% or more of our outstanding Common Stock.

Shareholder Rights Plan. On November 8, 2020, our board of directors adopted a rights plan. The rights plan works by causing substantial dilution to any person or group that acquires beneficial ownership of ten percent (10%) or more of our Common Stock without the approval of our board of directors. As a result, the overall effect of the rights plan and the issuance of the rights pursuant to the rights plan may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by our board of directors. The rights plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by our board of directors. The rights plan also does not prevent our board of directors from considering any offer that it considers to be in the best interest of our stockholders.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

On October 30, 2025, Aptevo Therapeutics Inc. entered into Amendment No. 5 to the Rights Agreement, dated as of November 8, 2020, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, as amended. The Amendment extends the definition of “Final Expiration Date” (as defined in the Rights Agreement) and certain related language in the Rights Agreement to October 29, 2026.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge, which can be contacted at 51 Mercedes Way, Edgewood, NY 11717, shareholder@broadridge.com, or +1 (720) 378-5591.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “APVO.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, including the shares of common stock offered by this prospectus, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline, and you could lose some or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be harmed. In that event, the market price of our common stock and the value of the warrants could decline, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations, and our ability to pay distributions to stockholders. Please also read carefully the section above entitled “Forward-Looking Statements.”

Additional Risks Related to This Offering

The number of shares of Common Stock being registered for resale is significant in relation to the number of our outstanding shares of Common Stock.

We have filed this registration statement of which this prospectus is a part to register the Resale Shares for sale into the public market by the Selling Stockholders. The Resale Shares represent a significant number of shares of our Common Stock, and sales of all or a substantial portion of them at or about the same time could depress the market price of our Common Stock while this registration statement remains effective and could affect our ability to raise equity capital.

You may also experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for our common shares that could result in further dilution to the investors purchasing our common shares in this offering or result in downward pressure on the price of our common shares. We may sell our common shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investors in this offering, and the investors purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue subscription rights, options or warrants to purchase, or securities convertible into or exchangeable for, our common shares in the future and those subscription rights, options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

For example, on April 28, 2025, we entered into an At The Market Offering Agreement (the "Sales
Agreement") with Roth Capital Partners ("Roth"). The Sales Agreement provides that, upon the terms and subject to the conditions set forth therein, we may issue and sell through Roth, acting as sales agent, shares of our common stock having an aggregate offering price of up to $50 million. Any future sale of our common stock by Roth will be effected pursuant to a registration statement (the "Registration Statement") on Form S-3 which we filed on February
14, 2025, as subsequently amended and supplemented. As of August 21, 2026, we have sold 0.3 million shares of our Common Stock at an aggregate gross offering price of $38.92 pursuant to the
Sales Agreement and the Registration Statement and accompanying prospectus for aggregate gross sale proceeds of approximately $11.8 million and while we have no obligation to sell any additional shares of our Common Stock under the Sales Agreement, in the future, we may sell additional shares of our Common Stock under the Sales
Agreement which may result in further dilution to investors purchasing our common shares in this offering. Pursuant to the Securities Purchase Agreement, we may not issue shares of Common Stock under the Sales Agreement until one year after the Company obtains Stockholder Approval for the inducement and concurrent private placement described herein.

Our Common Stock may be at risk for delisting from the Nasdaq Capital Market in the future if we do not maintain compliance with Nasdaq’s continued listing requirements. Delisting could adversely affect the liquidity of our Common Stock and the market price of our Common Stock could decrease.

Our Common Stock is currently listed on Nasdaq and on August 20, 2026, the sale price of our Common Stock on Nasdaq was $2.76 per share. On May 22, 2025, we received a letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that, for the quarter ended March 31, 2025, we were not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on Nasdaq. On July 1, 2025, we received a letter from the Staff confirming that we have regained compliance with the Stockholders’ Rule. Our compliance with the Stockholders’ Rule was evidenced by our Current Report on Form 8-K filed with the SEC on June 30, 2025, which reported that, during the quarterly period ended June 30, 2025, we raised approximately $15.9 million of additional equity capital. As of June 30, 2026, our stockholders' equity was $6.0 million as reported in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and we believe we are in compliance with the Stockholders’ Equity Rule.

On December 29, 2025, we effected a reverse stock split of our Common Stock at the reverse split ratio of 1-for-18. Nasdaq requires that we maintain a minimum closing bid price of $1.00 per share, among other requirements. If the sale price of our Common Stock remains below $1.00 per share for 30 consecutive business days, the minimum closing bid price required by the continued listing requirements of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), we would not be eligible for a 180-day cure period from Nasdaq to regain compliance with such requirement because we have conducted a reverse stock split in the past year and thus we would be subject to immediate delisting.

On July 22, 2026, the SEC approved Nasdaq’s proposed rule change to adopt Nasdaq Listing Rules 5450(a)(3) and 5550(a)(6), which requires companies listed on the Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market to maintain a market value of listed securities of at least $5 million (the “Market Value Requirement”). As of the date hereof, a temporary stay has been put on the proposed rule change, and we are monitoring the effectiveness of the proposed rule change. We have in the past and may in the future fail to meet the Market Value Requirement. If our market value of listed securities falls below $5 million for 30 consecutive business days, Nasdaq may issue a Staff Delisting Determination, immediately suspend trading of our Common Stock and commence delisting proceedings. Unlike most Nasdaq continued listing deficiencies, this requirement does not provide for a compliance or cure period, and a request for review of a delisting determination generally would not automatically postpone the suspension of trading. The Hearing Panel may grant an exception of up to 180 days from the Staff Delisting Determination for a company to demonstrate that it satisfies all requirements for initial listing, a materially higher standard than the continued listing requirements. Although we could seek review of a delisting determination and appeal to the Nasdaq Listing and Hearing Review Council, our Common Stock would remain suspended from Nasdaq trading during that process and would generally trade in the over-the-counter market, which may significantly reduce the liquidity and market price of our Common Stock, limit our ability to raise additional capital, result in a loss of confidence by investors, suppliers, and employees and make our stock subject to “penny stock” rules, which impose additional burdens on broker-dealers and further restrict secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the Resale Shares by the Selling Stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

The securities being offered by the Selling Stockholders are those previously issued to the Selling Stockholders and/or those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock and Warrants, see “2026 Pre-Funded Warrants, Common Warrants and Inducement Warrants” above. We are registering the Resale Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Unless otherwise indicated below, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and warrants as of August 20, 2026, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Right Agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants and other warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (5)	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number (1)		Number (6)	Percent(7)
Armistice Capital Master Fund Ltd. (2)	2,151,341	2,151,341	-	-%
Hudson Bay Master Fund Ltd. (3)	2,149,641	2,149,641	-	-%
Sabby Volatility Warrant Master Fund, Ltd. (4)	2,191,017	2,143,876	47,141	*%

*less than 1%.

(1) The beneficial ownership prior to this offering for each Selling Stockholder, based on the Company's best knowledge, includes the shares noted in (2)-(4) below (in each case without regard to the applicable beneficial ownership limitation).

(2) Armistice Capital Master Fund Ltd: 427,925 shares of Common Stock underlying the Inducement Warrants, 287,236 shares of Common Stock underlying the Pre-Funded Warrants and 1,436,180 shares of Common Stock underlying the Common Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3) Hudson Bay Master Fund Ltd: 426,225 shares of Common Stock underlying the Inducement Warrants, 287,236 shares of Common Stock underlying the Pre-Funded Warrants and 1,436,180 shares of Common Stock underlying the Common Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities held by Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.

(4) Sabby Volatility Warrant Master Fund, Ltd.: 47,141 shares of Common Stock, 420,460 shares of Common Stock underlying the Inducement Warrants, 287,236 shares of Common Stock underlying the Pre-Funded Warrants and 1,436,180 shares of Common Stock underlying the Common Warrants. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The beneficial owner’s address is c/o Ogier Fiduciary Services (Cayman) Limited 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(5) The Warrants, including the Resale Shares, are subject to beneficial ownership limitations of 4.99% or 9.99%, as applicable. These limitations restrict the Selling Stockholders from exercising the portion of a Warrant that would result in the Selling Stockholder and its affiliates or attribution parties owning, after exercise, more than the applicable beneficial ownership limitation.

(6) Because the Selling Stockholders may sell, transfer or otherwise dispose of all, some or none of the Resale Shares covered by this prospectus, we cannot determine the number of Resale Shares that will be sold or the amount or percentage of our Common Stock that will be held by the Selling Stockholders upon completion of this offering. The Common Warrants and Inducement Warrants are not exercisable until Stockholder Approval, and the Pre-Funded Warrants are exercisable immediately. For purposes of this table, we have assumed that the Selling Stockholders will sell all Resale Shares covered by this prospectus.

(7) Percentage calculated based on 8,255,073 shares of Common Stock outstanding after the offering (including the 6,444,858 Resale Shares).

Certain Relationships and Related Party Transactions

Reference is made to the information included under “DESCRIPTION OF CAPITAL STOCK—Outstanding Options, Restricted Stock Units, and Warrants—Warrants—2026 Pre-Funded Warrants, Common Warrants and Inducement Warrants” and “DESCRIPTION OF CAPITAL STOCK—Outstanding Options, Restricted Stock Units, and Warrants—Registration Rights of Holders of the Warrants.”

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Company agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Paul Hastings LLP, Washington, DC.

EXPERTS

Our consolidated financial statements as of December 31, 2025 and 2024, and for the years then ended, incorporated in this prospectus by reference and included in our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference therein. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We are subject to the informational requirements of the Securities Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at www.sec.gov. We also make these documents publicly available, free of charge, on our website at www.aptevotherapeutics.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and because we are a smaller reporting company, later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•
our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 26, 2026;
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 13, 2026 and for the quarter ended June 30, 2026 filed with the SEC on August 14, 2026.
•
our Current Report on Form 8-K filed with the SEC on May 6, 2026, May 27, 2026, June 30, 2026, July 27, 2026 and August 13, 2026; and
•
the description of our Common Stock contained in Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 26, 2026, including any amendment or report filed for the purpose of updating such description.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

Aptevo Therapeutics Inc.

2401 4th Avenue, Suite 1050

Seattle, WA 98121

Attn: General Counsel

(206) 838-0500

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s website.

Up to 6,444,858 Shares of Common Stock Issuable Upon the Exercise of Pre-Funded Warrants, Common Warrants and Inducement Warrants

PRELIMINARY PROSPECTUS

,2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated costs and expenses, all of which shall be borne by the registrant, in connection with the offering of the securities pursuant to this Registration Statement:

SEC registration fee	$2,484
Legal fees and expenses(1)	25,000
Accounting fees and expenses(1)	10,000
Printing and Miscellaneous(1)	2,000
Total	$39,484
(1)
The fees in the above table are estimated as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The registrant’s certificate of incorporation and bylaws each provide for indemnification of the registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

The registrant has entered into indemnification agreements with its directors and officers whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant. At present, there is no pending litigation or proceeding involving a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

The underwriting agreement(s) that the registrant may enter into may provide for indemnification by any underwriters of the registrant, its directors, its officers who sign the registration statement and the registrant’s controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On April 4, 2025, we completed a registered direct offering with certain institutional investors for 4,901 shares of our common stock, and in a concurrent private placement we also sold to the investors common warrants to purchase up to 9,803 shares of common stock for a combined purchase price of $428.40 for one share of our common stock and accompanying common warrants. Such common warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) and/or Regulation D of the Securities Act.

On June 16, 2025, we entered into a standby equity purchase agreement with YA II PN, LTD., a Cayman Islands exempt limited company (“YA” and the standby equity purchase agreement, the “June 2025 Purchase Agreement”), pursuant to which we have the right to sell to YA up to $25.0 million in shares of our common stock subject to certain limitations, from time to time during 36-month period following the date of execution of the June 2025 Purchase Agreement. As consideration for YA’s irrevocable commitment to purchase shares of our common stock, we paid a structuring fee in the amount of $25,000 to YA, and we have agreed to pay a commitment fee to YA in an amount equal to 2.00% of the commitment amount in five equal installments. The securities were sold by us under the June 2025 Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On January 8, 2026, we entered into a standby equity purchase agreement with YA (the “Purchase Agreement”), pursuant to which we have the right to sell to YA up to $60.0 million in shares of our common stock subject to certain limitations, from time to time during 36-month period following the date of execution of the Purchase Agreement. As consideration for YA’s irrevocable commitment to purchase shares of common stock, we paid a structuring fee in the amount of $25,000 to YA, and we have agreed to pay a commitment fee to YA in an amount equal to 2.00% of the commitment amount in five equal installments. The securities were sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

On May 25, 2026, Aptevo Research and Development LLC (“Aptevo Research”), a subsidiary of the Company, and Niowave, entered into a collaboration agreement (the “Collaboration Agreement”) to collaborate on the development of a potential human therapeutic product incorporating the Company’s proprietary molecules (including APVO455) and Niowave’s proprietary radioisotopes (including Actinium-225). The Collaboration Agreement provides for the parties to engage in certain development activities, commencing with a proof of concept study, towards the end of developing a suitable product, and sets out the respective rights, obligations and responsibilities of the parties in connection with such development activities. In connection with the execution of the Collaboration Agreement, the parties concurrently entered into a supply agreement providing for Niowave to supply proprietary radioisotopes (including Actinium-225) to the Company to the extent that Niowave elects not to continue with the development program contemplated by the Collaboration Agreement at certain opt-out windows set forth therein, after any such opt-out (the “Supply Agreement”). In connection with the execution of the Collaboration Agreement and the Supply Agreement, on May 25, 2026, the Company entered into a stock purchase agreement with Niowave (the “Stock Purchase Agreement”) pursuant to which the Company agreed to initially issue and sell 98,522 of its shares of common stock and accompanying warrants to purchase 53,201 shares of its common stock to Niowave in a private placement at a combined purchase price of $5.075 per share for an aggregate purchase price of approximately $500,000 (the “Initial Niowave Private Placement”). Each warrant is immediately exercisable, with an exercise price of $8.00 per share of common stock, and will expire on May 25, 2031. The issuance and sale have not been registered under the Securities Act or any state securities laws. Based in part upon the representations of Niowave in the Stock Purchase Agreement, the Company has relied on the exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof for a transaction by an issuer not involving any public offering.

On August 12, 2026, we entered into the Inducement Letters with certain holders of the Existing Warrants, pursuant to which the holders agreed to exercise in full for cash the Existing Warrants to purchase up to an aggregate of 254,922 shares of Common Stock, at a reduced exercise price of $4.03 per share. In consideration of the holders’ agreement to exercise the Existing Warrants in accordance with the Inducement Letters, the Company issued the Inducement Warrants, in a private placement, to purchase up to an aggregate of 1,274,610 shares of Common Stock, at an exercise price of $4.03 per share. The Inducement Warrants will be exercisable on or after the date on which the Company obtains the required Stockholder Approval and will expire on the five-year anniversary of the date of the Stockholder Approval. In addition, on August 12, 2026, the Company entered into the Securities Purchase Agreement with certain holders of the Existing Warrants, pursuant to which the Company issued to the holders, in a private placement, 861,708 unregistered Pre-Funded Warrants to purchase up to 861,708 shares of Common Stock, together with the Common Warrants to purchase up to 4,308,540 shares of Common Stock at an exercise price of $4.03 per share. The Pre-Funded Warrants are immediately exercisable and will expire upon exercise in full, and the Common Warrants will be exercisable on or after the date on which the Company obtains the required Stockholder Approval and will expire on the five-year anniversary of the date of the Stockholder Approval. The Warrants were offered in private placement transactions pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, as applicable, and, along with the Warrants Shares, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Item 16. Exhibits

(a)

Exhibit Index

Exhibit Number	Description	Form	Exhibit	Filing Date	File No.	Filed Herewith
1.1	Sales Agreement, dated as of April 28, 2025, by and between Aptevo Therapeutics Inc. and Roth Capital Partners, LLC.	8-K	1.1	April 28, 2025	001-37746

2.1	Contribution Agreement, dated July 29, 2016, by and among Emergent BioSolutions Inc., Aptevo Therapeutics Inc., Aptevo Research and Development LLC and Aptevo BioTherapeutics LLC	8-K	2.1	August 2, 2016	001-37746

+2.2	Separation and Distribution Agreement, dated July 29, 2016, by and between Emergent BioSolutions Inc. and Aptevo Therapeutics Inc.	8-K	2.2	August 2, 2016	001-37746

†+2.3	LLC Purchase Agreement, dated as of August 31, 2017, by and among Aptevo BioTherapeutics LLC, Aptevo Therapeutics Inc., Venus Bio Therapeutics Sub LLC, and Saol International Limited.	10-Q	2.1	November 13, 2017	001-37746

+2.4	LLC Purchase Agreement by and among Aptevo Therapeutics Inc. and Medexus Pharma, Inc. dated February 28, 2020.	8-K	2.1	March 2, 2020	001-37746

3.1	Amended and Restated Certificate of Incorporation of Aptevo Therapeutics Inc.	8-K	3.1	August 2, 2016	001-37746

3.2	Amended and Restated By-laws of the Company, as amended and restated on November 8, 2022.	10-Q	3.1	November 10, 2022	001-37746

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Aptevo Therapeutics Inc.	8-K	3.1	March 27, 2020	001-37746

3.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Aptevo Therapeutics Inc.	8-K	3.1	November 9, 2020	001-37746

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Aptevo Therapeutics Inc.	8-K	3.1	March 5, 2024	001-37746

3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Aptevo Therapeutics Inc.	8-K	3.1	December 3, 2024	001-37746

3.7	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Aptevo Therapeutics Inc.	8-K	3.1	May 23, 2025	001-37746

3.8	Certificate of Amendment of Amended and Restated Certificate of Incorporated of Aptevo Therapeutics. Inc.	8-K	3.1	December 29, 2025	001-37746

4.1	Form of Common Stock Certificate	10	4.1	June 29, 2016	001-37746

4.2	Registration Rights Agreement, dated as of August 1, 2016, by and among Aptevo Therapeutics Inc. and certain of its stockholders	8-K	4	August 2, 2016	001-37746

4.3	Registration Rights Agreement, dated December 20, 2018, by and between Aptevo Therapeutics Inc. and Lincoln Park Capital Fund, LLC.	8-K	10.2	December 24, 2018	001-37746

4.4	Rights Agreement, dated as of November 8, 2020, by and between Aptevo Therapeutics Inc. and Broadridge Corporate Issuer Solutions, Inc., as rights agent	8-K	4.1	November 9, 2020	001-37746

4.5	Amendment No. 1 to Right Agreement, dated as of November 5, 2021, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent	8-K	4.1	November 5, 2021	001-37746

4.6	Amendment No. 2 to Rights Agreement, dated as of November 4, 2022, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.	8-K	4.1	November 4, 2022	001-37746

4.7	Amendment No. 3 to Rights Agreement, dated as of November 5, 2023, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent	8-K	4.1	November 3, 2023	001-37746

4.8	Amendment No. 4 to Rights Agreement, dated as of November 1, 2024, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent	8-K	4.1	November 4, 2024	001-37746

4.9	Amendment No. 5 to Rights Agreement, dated as of October 30, 2025, between the Company and Broadridge Corporate Issuer Solutions, LLC., as Rights Agent	8-K	4.1	October 30, 2025	001-37746

4.10	Description of Capital Stock of Aptevo Therapeutics	10-K	4.10	March 26, 2026	001-37746

4.11	Agreement to Terminate Registration Rights Agreement between the Company and Intervac L.L.C. and BioVac L.L.C.	10-K	4.7	March 24, 2022	001-37746

4.12	Form of Series A Common Warrant, dated August 4, 2023	8-K	4.1	August 1, 2023	001-37746

4.13	Form of Series A-1 Warrant, dated November 9, 2023	8-K	4.1	November 9, 2023	001-37746

4.14	Form of Series A-2 Warrant, dated November 9, 2023	8-K	4.2	November 9, 2023	001-37746

4.15	Form of Series B-2 Warrant, dated November 9, 2023	8-K	4.4	November 9, 2023	001-37746

4.16	Form of Common Warrant, dated April 15, 2024	8-K	4.1	April 15, 2024	001-37746

4.17	Form of Common Warrant, dated July 1, 2024	8-K	4.1	July 1, 2024	001-37746

4.18	Form of Common Warrant, dated December 12, 2024	8-K	4.1	December 12, 2024	001-37746

4.19	Form of Common Warrant, dated April 4, 2025	8-K	4.1	April 4, 2025	001-37746

4.20	Form of Amended Common Warrant, dated April 4, 2025 (originally entered into on December 12, 2024), between the Company and certain warrant holders	8-K	4.2	April 4, 2024	001-37746

4.21	Common Warrant, dated June 20, 2025	8-K	4.1	June 20, 2025	001-37746

4.22	Form of Inducement Warrant	8-K	4.1	August 13, 2026	001-37746

4.23	Form of Pre-funded Warrant	8-K	4.2	August 13, 2026	001-37746

4.24	Form of Common Warrant	8-K	4.3	August 13, 2026	001-37746

5.1	Opinion of Paul Hastings, LLP					X

10.1	Transition Services Agreement, dated July 29, 2016, by and between Emergent BioSolutions Inc. and Aptevo Therapeutics Inc.	8-K	10.2	August 2, 2016	001-37746

10.2	Tax Matters Agreement, dated July 29, 2016, by and between Emergent BioSolutions Inc. and Aptevo Therapeutics Inc.	8-K	10.3	August 2, 2016	001-37746

10.3	Product License Agreement, dated July 29, 2016, by and between Emergent BioSolutions Inc. and Aptevo Therapeutics Inc.	8-K	10.8	August 2, 2016	001-37746

10.4	Aptevo Therapeutics Inc. Amended and Restated 2016 Stock Incentive Plan.	10-Q	4.1	August 10, 2017	001-37746

10.5	Aptevo Therapeutics Inc. Converted Equity Awards Incentive Plan	8-K	10.10	August 2, 2016	001-37746

10.6	Aptevo Therapeutics Inc. Amended and Restated Senior Management Severance Plan	10-K	10.6	March 24, 2022	001-37746

10.7	Form of Indemnity Agreement for directors and senior officers	10-K	10.9	April 15, 2016	001-37746

10.8	Fourth and Battery Office Lease, dated as of April 28, 2003, by and between Emergent Product Development Seattle, LLC (as successor-in-interest to Trubion Pharmaceuticals, Inc. and Genecraft, Inc.) and Selig Real Estate Holdings Eight L.L.C. , or the Seattle Office Lease	10-K	10.12	April 15, 2016	001-37746

10.9	Seattle Office Lease Amendment, dated December 8, 2004	10-K	10.13	April 15, 2016	001-37746

10.10	Seattle Office Lease Amendment, dated February 1, 2006	10-K	10.14	April 15, 2016	001-37746

10.11	Seattle Office Lease Amendment, dated February 2, 2007	10-K	10.15	April 15, 2016	001-37746

10.12	Seattle Office Lease Amendment, dated June 7, 2010	10-K	10.16	April 15, 2016	001-37746

10.13	Seattle Office Lease Amendment, dated December 21, 2010	10-K	10.17	April 15, 2016	001-37746

10.14	Seattle Office Lease Amendment, dated July 17, 2012	10-K	10.18	April 15, 2016	001-37746

10.15	Seventh Amendment to Seattle Office Lease, dated December 5, 2014	10-K	10.19	April 15, 2016	001-37746

†10.16	License and Co-Development Agreement, dated as of August 19, 2014, by and between Emergent Product Development Seattle, LLC and MorphoSys AG, or the MorphoSys Collaboration Agreement	10-K	10.20	June 29, 2016	001-37746

†10.17	First Amendment to MorphoSys Collaboration Agreement, dated June 19, 2015	10-K	10.21	April 15, 2016	001-37746

†10.18	Second Amendment to MorphoSys Collaboration Agreement, dated December 7, 2015	10-K	10.22	April 15, 2016	001-37746

10.19	Third Amendment to MorphoSys Collaboration Agreement, dated December 12, 2016	8-K	10.1	December 15, 2016	001-37746

10.20	Fourth Amendment MorphoSys Collaboration Agreement, dated June 19, 2017.	10	10.3	August 10, 2017	001-37746

10.21	Equity Distribution Agreement, dated November 9, 2017, between Aptevo Therapeutics, Inc. and Piper Jaffray and Company LLC.	8-K	1.1	November 9, 2017	001-37746

10.22	Collaboration and Option Agreement, dated as of July 20, 2017, by and between Aptevo Research and Development LLC, and Alligator Bioscience AB.	10-Q	10.2	November 13, 2017	001-37746

10.23	Amendment No. 3 to Credit and Security Agreement, dated as of February 23, 2018, by and among Aptevo Therapeutics Inc. and certain of its subsidiaries and Midcap Financial Trust.	10-K	10.38	March 13, 2018	001-37746

10.24	Third Amendment to Credit and Security Agreement dated August 30, 2022.	10-Q	3.1	November 10, 2022	001-37746

10.25	Aptevo Therapeutics Inc. 2018 Stock Incentive Plan.	10-Q	10.1	August 9, 2018	001-37746

10.26	Aptevo Therapeutics Inc. Non-Statutory Stock Option Agreement.	10-Q	10.2	August 9, 2018	001-37746

10.27	Eighth Amendment to Office Lease, dated as of March 19, 2019, by and between Aptevo Therapeutics Inc. and Selig Real Estate Holdings Eight L.L.C.	8-K	10.1	March 22, 2019	001-37746

10.28	Ninth Amendment to Office Lease, dated May 26, 2022, by and between Aptevo Therapeutics Inc. and Selig Real Estate Holdings Eight L.L.C.	10-K	10.3	August 11, 2022	001-37746

10.29	Amendment to LLC Purchase Agreement, dated as of August 31, 2017, by and among Aptevo BioTherapeutics LLC, Aptevo Therapeutics Inc., Venus Bio Therapeutics Sub LLC, and Saol International Limited.	10-Q	10.1	August 9, 2019	001-37746

10.30	Collaboration and License Agreement, dated as of December 19, 2005, by and among Wyeth Pharmaceuticals and Trubion Pharmaceuticals, Inc.	10-Q	10.1	August 14, 2020	001-37746

10.31	Amendment No. 1 to the Collaboration and License Agreement dated as of December 19, 2005 (the “Agreement”) by and between Trubion Pharmaceuticals, Inc. (“Trubion”) and Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”).	10-Q	10.2	August 14, 2020	001-37746

10.32	Amendment No. 2 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the “Agreement”) by and between Trubion Pharmaceuticals, Inc. (“Trubion”) and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division (“Wyeth”).	10-Q	10.3	August 14, 2020	001-37746

10.33	Amendment No. 3 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the “Agreement”) by and between Emergent Product Development Seattle, LLC (successor to Trubion Pharmaceuticals, Inc. (“Trubion”)) (“EPDS”) and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division (“Wyeth”).	8-K	10.4	August 14, 2020	001-37746

10.34	Amendment No. 4 to the Collaboration and License Agreement dated as of December 19, 2005 (as previously amended, the “Agreement”) by and between Emergent Product Development Seattle, LLC (successor to Trubion Pharmaceuticals, Inc. (“Trubion”)) and Wyeth LLC (formerly known as Wyeth), acting through its Wyeth Pharmaceuticals Division (“Wyeth”).	10-Q	10.5	August 14, 2020	001-37746

10.35	Credit and Security Agreement, dated as of August 5, 2020, by and among Aptevo Therapeutics Inc., and MidCap Financial Trust.	10-Q	10.1	November 10, 2019	001-37746

10.36	Equity Distribution Agreement, dated December 14, 2020, between Aptevo Therapeutics Inc. and Piper Sandler & Co.	8-K	1.1	December 14, 2020	001-37746

10.37	Royalty Purchase Agreement by and among Aptevo Therapeutics Inc. and Healthcare Royalty Partners IV, LP. dated as of March 30, 2021.	10-Q	10.1	May 11, 2021	001-37746

10.38	Amendment to Royalty Purchase Agreement dated June 7, 2022.	10-Q	10.1	August 11, 2022	001-37746

10.39	First Amendment to Credit and Security Agreement dated March 30, 2021.	10-Q	10.2	May 11, 2021	001-37746

10.40	Limited Consent and Second Amendment to Credit and Security Agreement dated June 7, 2022.	10-Q	10.2	August 11, 2022	001-37746

10.41	Third Amendment to Credit and Security Agreement dated August 30, 2022.	10-Q	10.1	November 10, 2022	001-37746

10.42	Executive Transition Services Agreement.	10-Q	10.3	November 12, 2021	001-37746

10.43	Amendment to Executive Transition Services Agreement.	10-Q	10.4	November 12, 2021	001-37746

10.44	Purchase Agreement, dated February 16, 2022, by and between the Company and Lincoln Park.	8-K	10.1	February 17, 2022	001-37746

10.45	Registration Rights Agreement, dated February 16, 2022, by and between the Company and Lincoln Park.	8-K	10.2	February 17, 2022	001-37746

10.46	Payment Interest Purchase Agreement by and between Aptevo Therapeutics Inc. and XOMA (US) LLC, dated March 29, 2023.	10-Q	10.1	May 11, 2023	001-37746

10.47	Placement Agent Agreement, dated August 1, 2023, between the Company and A.G.P./Alliance Global Partners.	10-Q	10.4	August 10, 2023	001-37746

10.48	Securities Purchase Agreement, dated August 1, 2023, between the Company and the purchasers party thereto.	10-Q	10.5	August 10, 2023	001-37746

10.49	Warrant Inducement Agreement, by and between the Company and each Holder.	8-K	10.1	November 9, 2023	001-37746

10.50	Financial Advisory Agreement, dated as of November 9, 2023, between A.G.P./Alliance Global Partners and the Company.	8-K	10.2	November 9, 2023	001-37746

10.51	Securities Purchase Agreement, dated April 10, 2024, between the Company and the purchasers party thereto.	8-K	10.2	April 15, 2024	001-37746

10.52	Securities Purchase Agreement, dated June 28, 2024, between the Company and the purchasers party thereto.	8-K	10.2	July 1, 2024	001-37746

10.53	Securities Purchase Agreement, dated September 16, 2024, between the Company and the purchasers party thereto.	8-K	10.2	September 18, 2024	001-37746

10.54	Warrant Inducement Agreement, by and between the Company and each Holder.	8-K	10.1	December 12, 2024	001-37746

10.55	Placement Agency Agreement, dated April 3, 2025, between the Company and Roth Capital Partners.	8-K	10.1	April 4, 2025	001-37746

10.56	Securities Purchase Agreement, dated April 3, 2025, between the Company and the purchasers party thereto.	8-K	10.2	April 4, 2025	001-37746

10.57	Placement Agency Agreement, dated April 21, 2025, between the Company and Roth Capital Partners.	8-K	10.1	April 22, 2025	001-37746

10.58	Securities Purchase Agreement, dated April 21, 2025, between the Company and the purchasers party thereto.	8-K	10.2	April 22, 2025	001-37746

10.59	Standby Equity Purchase Agreement, dated June16, 2025, by and between Aptevo Therapeutics Inc. and YA II PN, LTD.	8-K	10.1	June 17, 2025	001-37746

10.60	Placement Agency Agreement, dated June 18, 2025, between the Company and Roth Capital Partners.	8-K	10.1	June 20, 2025	001-37746

10.61	Securities Purchase Agreement, dated June 18, 2025, between the Company and the purchasers party thereto.	8-K	10.2	June 20, 2025	001-37746
10.62	Standby Equity Purchase Agreement, dated January 8, 2026 by and between Aptevo Therapeutics Inc. and YA II PN, LTD.	8-K	10.1	January 9, 2026	001-37746

10.63	Collaboration Agreement, by and between Aptevo Research and Development LLC and Niowave, Inc., dated May 25, 2026	10-Q	10.1	August 14, 2026	001-37746

10.64	Supply Agreement, by and between Aptevo Research and Development LLC and Niowave, Inc., dated May 25, 2026	10-Q	10.2	August 14, 2026	001-37746

10.65	Stock Purchase Agreement, by and between the Company and Niowave, Inc., dated May 25, 2026.	10-Q	10.3	August 14, 2026	001-37746

10.66	Investor Rights Agreement, by and between the Company and Niowave, Inc., dated May 25, 2026.	10-Q	10.4	August 14, 2026	001-37746

10.67†	Grant Award Agreement, by and between the Company and the Andy Hill Cancer Research Endowment (CARE) Fund, dated June 29, 2026.	10-Q	10.5	August 14, 2026	001-37746
10.68	Form of Inducement Letter, by and between the Company and each Holder.	8-K	10.1	August 13, 2026	001-37746

10.69	Securities Purchase Agreement, dated as of August 12, 2026, by and among the Company and purchaser parties thereto.	8-K	10.2	August 13, 2026	001-37746

10.70	Registration Rights Agreement, dated as of August 12, 2026, by and among the Company and other parties thereto	8-K	10.3	August 13, 2026	001-37746

16.1	Letter of Baker Tilly US, LLP to the Securities and Exchange Commission dated June 23, 2025	8-K	16.1	June 23, 2025	001-37746

21.1	Subsidiaries of Aptevo Therapeutics Inc.	10-K	21.1	March 5, 2023	001-37746

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney					X

107	Filing Fee Table					X

†	Confidential treatment granted from the Securities and Exchange Commission as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

+	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aptevo will furnish copies of any such schedules to the Securities and Exchange Commission upon request.

Item 17. Undertakings

(1)
The undersigned registrant hereby undertakes:
a.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

b.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
d.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
e.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
The undersigned registrant hereby undertakes that:
a.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
b.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on August 21, 2026.

Aptevo Therapeutics Inc.

Date: August 21, 2026	By:	/s/ Jeffrey G. Lamothe
Jeffrey G. Lamothe
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey G. Lamothe and Daphne Taylor, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of August, 2026.

Signatures	Title

/s/ Jeffrey G. Lamothe	President, Chief Executive Officer and Director
Jeffrey G. Lamothe	(Principal Executive Officer)

/s/ Daphne Taylor	Senior Vice President and Chief Financial Officer
Daphne Taylor	(Principal Financial and Accounting Officer)

/s/ Marvin L. White	Executive Chair
Marvin L. White
/s/ John E. Niederhuber, M.D.	Lead Independent Director
John E. Niederhuber, M.D.

/s/ Daniel J. Abdun-Nabi	Director
Daniel J. Abdun-Nabi

/s/ Grady Grant, III	Director
Grady Grant, III

/s/ Zsolt Harsanyi, Ph.D.	Director
Zsolt Harsanyi, Ph. D.

/s/ Barbara Lopez Kunz	Director
Barbara Lopez Kunz